Page 24 of 62 pages

                                                                      EXHIBIT 28

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

PAUL J. DUGGAN,                   )
                                                )
        Plaintiff,                )
                                                )
        v.                                      )        C.A. No. _________
                                                )
DAMEN FINANCIAL CORPORATION,                    )
a Delaware corporation, CAROL                   )
A. DIVER, NICHOLAS J. RAINO,                    )
MARY BETH PORONSKY STULL,                       )
EDWARD R. TYBOR, JANINE M.                      )
PORONSKY, CHARLES J. CAPUTO,                    )
and ALBERT C. BALDERMANN,)
                                                )
         Defendants.                            )

                             VERIFIED COMPLAINT FOR
                        DECLARATORY AND INJUNCTIVE RELIEF

          Plaintiff Paul J. Duggan ("Duggan"), by his undersigned attorneys, for his complaint against defendants, alleges upon knowledge with respect to himself and his own acts and upon information and belief as to all other matters, as follows:

                                NATURE OF ACTION

          1. This action is brought by plaintiff for injunctive and declaratory relief arising out of breaches of fiduciary duty under Delaware law by the individual defendants - the directors of Damen Financial Corporation ("DFC" or the "Company"). The defendant directors have taken steps, without offering any justification (let alone a compelling one), designed to impermissibly manipulate the corporate election machinery and delay and impede the exercise of voting rights by Duggan and other DFC stockholders by changing the previously established date of DFC's 1999 annual meeting of stockholders from January 25, 1999 to February 26, 1999, and also changing the previously established record date for the 1999 annual meeting from December 9, 1998 to January 11, 1999, in the face of a challenge to their incumbency by Duggan's solicitation of proxies in connection with DFC's 1999 annual meeting.

                                   THE PARTIES

          2. Plaintiff Duggan is a resident of the State of Illinois. Duggan is Manager of Jackson Boulevard Partners ("Jackson Partners"), an investment consulting firm

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                                                             Page 25 of 62 pages

in Chicago, Illinois, and President of Jackson Boulevard Capital Management, Ltd. ("Jackson Capital Management"), an investment management company with an emphasis on securities of savings and loans, banks and other companies in the banking field. As of December 15, 1998, Duggan beneficially owned or controlled approximately 266,600 shares of DFC common stock (400 of which are held in Duggan's name), representing approximately 9% of DFC's outstanding common stock.

          3. DFC is a Delaware corporation with its principal executive offices in Schaumburg, Illinois. DFC is the holding company for Damen National Bank (the "Bank"), which is also headquartered in Schaumburg, Illinois. DFC became a publicly traded company in October 1995 and its common stock is listed and principally traded on the NASDAQ National Market System. As of June 30, 1998, according to DFC's Form 10-Q filed with the Securities and Exchange Commission ("SEC") on August 14, 1998, there were 2,967,154 issued and outstanding shares of DFC common stock. DFC has a staggered board consisting of seven directors.

          4. Defendant Mary Beth Poronsky Stull ("Stull"), age 51, is President, Chief Executive Officer, Chairman of the Board, and a director of DFC. Stull has been an employee of the Bank since 1965 and has been a director of the Company or the Bank since 1990. Stull is the sister of defendant director Janine M. Poronsky. Stull's term expires in 2000.

          5. Defendant Janine M. Poronsky ("Poronsky"), age 40, is a Vice President, Corporate Secretary and director of DFC. Poronsky has been an employee of the Bank since 1991 and has been a director of the Company or the Bank since 1995. Poronsky's term expires in 1999.

          6. Defendant Edward R. Tybor ("Tybor"), age 81, is Chairman of the Board of the Bank and a director of DFC. Tybor has owned and operated the Kubina-Tybor funeral home located in Chicago, Illinois since 1951. Tybor has been a director of the Company or the Bank since 1965. Tybor's term expires in 1999.

          7. Defendant Charles J. Caputo ("Caputo"), age 78, is a director of DFC. From 1947 until his retirement in 1996, Caputo owned Caputo Southwest Cement. Caputo has been a director the Company of the Bank since 1976. Caputo's term expires in 1999.

          8. Defendant Nicholas J. Raino ("Raino"), age 66, is a director of DFC. Raino is the Chairman and former President and Chief Executive Officer of Dale, Smith & Associates, Inc., a firm that specializes in financial marketing and communications. Raino has been a director of the Company or the Bank since 1997. Raino's term expires in 2001.

          9. Defendant Carol A. Diver ("Diver"), age 58, is a director of DFC. Diver has been the corporate secretary for the Chicago Park District since 1991. Prior to that time, Diver was a legal secretary and office manager for a small Chicago law firm. Diver has been a director of the Company or the Bank since 1983. Diver's term expires in year 2001.

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                                                             Page 26 of 62 pages


          10. Defendant Albert C. Baldermann ("Baldermann") is a director of DFC. On information and belief, Baldermann was appointed to the board just prior to the 1998 annual meeting of DFC stockholders in order to fill a seat created by an expansion of the DFC board from six members to seven.

                               FACTUAL BACKGROUND

          11. Since DFC went public in October 1995, Duggan (or entities which he owns or controls) has been a large stockholder of DFC and has been a Schedule 13D filer with respect to his (or entities which he owns or controls) DFC common stock. Although Duggan originally acquired his shares of DFC common stock for passive investment purposes, over time, as the performance of the Company has suffered under its current leadership, Duggan's purpose has changed from passive to actively asserting shareholder rights in the manner described in his various
Schedule 13D amendments, including attempting to influence the policies of the Company, particularly with the intent of influencing the Company to enter into a business combination.

          12. By letter dated February 3, 1997, Duggan expressed to the Company his disappointment with the Company's business situation and suggested various courses of action, including the addition of a specific individual as a member of the Company's board of directors.

          13. On December 5, 1997, Duggan again wrote the Company's board of directors expressing his continued disappointment with the Company's financial performance, and suggesting various steps the Company should implement.

          14. By letter dated December 17, 1997, Duggan submitted a notice of intent to introduce a stockholders' proposal at the 1998 annual meeting of stockholders and to nominate two persons for election as directors at that meeting. The stockholder proposal requested that the board (i) retain a leading qualified investment banking firm to solicit offers to acquire the Company by sale or merger and (ii) establish a committee of independent directors to consider and recommend to the full board for approval the best available offer to acquire the Company by sale or merger.

          15. On December 23, 1997, the Company refused to allow Duggan to present his stockholders' proposal (purportedly because it was substantially duplicative of another stockholders' proposal submitted by another holder) or to nominate candidates for election to the board at the 1998 annual meeting of DFC stockholders (purportedly because it did not comply with the Company's bylaws).

          16. By letter dated December 30, 1997, Duggan informed the Company that his proposal was not substantially duplicative of the other stockholder proposal because, while both suggested the engagement by the Company of a leading qualified investment banking firm, Duggan's also suggested that the board appoint an independent committee to consider and recommend the best available alternative found by the investment banking firm retained. Duggan's December 30, 1997 letter also suggested a slightly revised stockholders' proposal to avoid any potential duplication.

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                                                             Page 27 of 62 pages

          17. Also by separate letters dated December 20, 1997, Duggan formally requested the Company to provide him with certain stocklist materials and again gave notice of his intent to nominate two persons for election to the board at the 1998 annual meeting of stockholders. On January 2, 1998, the Company refused to permit the presentation of Duggan's stockholder proposal or the nomination of director candidates for election at the 1998 annual meeting (purportedly because Duggan was not a stockholder of record).

          18. Despite the Company's refusal to permit the presentation of Duggan's stockholder proposal or the nomination of Duggan's director candidates for election at the 1998 annual meeting of DFC stockholders held on January 27, 1998, another stockholder proposal to hire an investment banker to solicit offers to purchase the Company was voted on at that meeting. A majority of votes cast at the meeting were in favor of hiring an investment banker. Despite this ground-swell of support for the stockholder proposal, however, since the Company's certificate of incorporation restricts the voting shares (by one individual or group) in excess of 10% of the total votes outstanding, the proposal did not pass because the number of votes in favor of the proposal was reduced (these same shares being controlled by Duggan).

              DFC Establishes The Date For The 1999 Annual Meeting

          19. On August 12, 1998, DFC publicly announced that its board had established a date for the 1999 annual meeting of DFC stockholders and that "its annual meeting will be held at 9:30 a.m. Central Time on January 25, 1999 at the Holiday Inn, 3405 Algonquin Road, Rolling Meadows, Illinois."

          20. On August 18, 1998, in compliance with the Company's bylaws and SEC rules and regulations, Duggan gave notice to the Company of his intent to introduce a stockholders' resolution at the 1999 annual meeting of DFC stockholders to be held on January 25, 1998. The resolution provides:

    [T]hat the stockholders of the Company, believing that the value of their investment in the Company can best be maximized through a sale or merger of the Company, hereby request that the Board of Directors promptly proceed to effect such a sale or merger by (i) retaining a leading qualified investment banking firm for the specific purpose of soliciting offers to acquire the Company by sale or merger and (ii) establishing a committee of the Board of Directors consisting of all directors, who are not current or former officers or employees of the Company or related by blood or marriage to a current or former officer or employee of the Company, to consider and recommend to the full Board of Directors for approval the best available offer to acquire the Company by sale or merger.

          21. By letter dated August 24, 1998, Duggan expressed to the Company his continued disappointment with the Company's business situation and suggested various courses of action.

          22. On November 16, 1998, in compliance with DFC's advance notice bylaw, Duggan submitted a notice to the Company of his proposal to nominate three

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                                                             Page 28 of 62 pages

individuals for election to the DFC board at the 1999 annual meeting of DFC stockholders, Duggan, Vincent Cainkar and J. Dennis Huffman. Also pursuant to DFC's bylaws, Duggan provided additional information to the Company regarding his nominees for election to the DFC board, including their written consent to be named as nominees and biographies on the nominees in compliance with the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934.

          23. On November 25, 1998, in connection with his previously stated intention to solicit proxies in support of his nominees for election to the DFC board and in support of his stockholder proposal at the upcoming 1999 annual meeting of DFC stockholders to be held on January 25, 1999, Duggan formally made a request pursuant to Section 220 of the Delaware General Corporation Law ("DGCL") to inspect and copy the Company's stocklist materials.

          24. By letter dated November 27, 1998, the Company requested additional information regarding Duggan's nominees to the DFC board through a questionnaire prepared by the Company. Despite his belief that the additional information was not required, on December 10, 1998, completed copies of the questionnaire were delivered to the Company by each of the director nominees.

          25. By letter dated December 3, 1998, the Company denied Duggan's request pursuant to Section 220 of the DGCL to inspect the Company's stocklist materials, purportedly on the grounds that "the Company believes that Rule 14a-7 governs [the] request and not Section 220 of the Delaware General Corporation Law." Thereafter, on December 7, 1998, Duggan reiterated his formal request to exercise his right to inspect and copy the Company's stocklist materials pursuant to Section 220 and Rule 14a-7 of the Securities Exchange Act of 1934 ("1934 Act"). By letter dated December 10, 1998, the Company responded to Duggan's December 7 request and finally agreed to either provide the requested material or notify Duggan of the Company's election under Rule 14a-7 to mail Duggan's proxy materials by December 15, 1998. The Company ultimately provided the requested stocklist materials to Duggan.

          26. On December 16, 1998, approximately one year after Duggan originally submitted his proposal to retain an investment banker to explore selling the Company (and to appoint an independent committee of the board) and 40 days prior to the annual meeting of DFC stockholders scheduled to be held on January 25, 1999, DFC publicly announced that "it hired Keefe Bruyette and Woods Inc. to help review its strategic options, including a possible sale of the company."

          27. On December 22, 1998, Duggan and The Committee to Enhance Shareholder Value (the "Committee") filed preliminary proxy materials with the SEC in connection with the solicitation of proxies with respect to Duggan's nominees to the DFC board and the stockholder proposal to be considered at the previously scheduled January 25, 1999 annual meeting of DFC stockholders. Duggan notified the Company of this filing with the SEC by letter dated December 22, 1998. Duggan's December 22 letter also notified the Company that any proxy materials mailed by the Company at that time would be in violation

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                                                             Page 29 of 62 pages


of rules under the 1934 Act if those materials commented on or referred to a solicitation in opposition since the Company had not filed preliminary proxy materials with the SEC ten (10) days prior to mailing.

          28. On December 24, 1998, approximately 30 minutes before the close of the market and just two days after Duggan filed his preliminary proxy materials and notified the Company of its failure to file its preliminary proxy materials, and despite having previously set the date for the 1999 annual meeting of DFC stockholders and a record date for that meeting, DFC issued a press release announcing that it "changed the date of its annual meeting for the fiscal year ended September 30, 1998 from January 25, 1999 to February 26, 1999." Thereafter, on information and belief, DFC purported to establish a new record date of January 11, 1999 for the 1999 annual meeting of DFC stockholders.

          29. DFC has offered no justification, let alone a compelling one, for its impermissible postponement of the 1999 annual meeting of DFC stockholders and its purported change in the record date for that meeting.

                  THE DFC DIRECTORS' BREACH OF FIDUCIARY DUTIES

          30. Plaintiff repeats, realleges, and incorporates by reference paragraphs 1-29 above as if fully set forth herein.

          31. Under the circumstances here, including the Company's prior establishment of a date for the 1999 annual meeting of DFC stockholders (January 25, 1999) and a record date for that meeting (December 9, 1998), the individual defendants' decision -- in the face of a challenge to their incumbency by Duggan in the proxy contest -- to postpone the 1999 annual meeting of DFC stockholders and to change the record date constitutes an impermissible manipulation of the corporate election machinery having the effect of disenfranchising stockholders and unilaterally extending the terms of those directors who were originally slated to stand for election on January 25, 1999 in the face of a likely and expected defeat by the Duggan nominees.

          32. The wrongful postponement of the 1999 annual meeting of DFC stockholders and wrongful change in the record date for the 1999 annual meeting intentionally and impermissibly impede and delay plaintiff and other DFC stockholders from exercising their voting rights without a compelling justification and constitute an inequitable manipulation of the corporate election machinery. Moreover, defendants' unlawful actions in response to Duggan's proxy contest constitute an unreasonable and disproportionate response to a non-cognizable threat under Delaware law. As such, these actions, have caused and will, unless enjoined by this Court, continue to cause permanent and irreparable harm to plaintiff and other DFC stockholders. These actions also constitute a breach of the fiduciary duties owed by the individual defendants to plaintiff and the other DFC stockholders under Delaware law.

          33. Plaintiff has no adequate remedy at law.

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                                                             Page 30 of 62 pages

          WHEREFORE, plaintiff respectfully requests the following relief:

          A. Declaring that the individual defendants have breached their fiduciary duties to DFC's stockholders under Delaware law by impermissibly postponing the 1999 annual meeting of DFC stockholders and changing the record date for the 1999 annual meeting;

          B. Declaring defendants' postponement of the 1999 annual meeting of DFC stockholders, and the purported change of the record date for the 1999 annual meeting, to be null and void;

          C.  Directing   defendants  to  conduct  the  annual  meeting  of  DFC
stockholders on January 25, 1999, with a record date of December 9, 1998;

          D. Enjoining defendants, pendente lite, from using the corporate machinery of DFC to take any further action to delay, impede, postpone or thwart the voting or other rights of DFC stockholders in connection with the 1999 annual meeting of DFC stockholders, or otherwise improperly influencing, or attempting to influence, the result of the election of directors to be held at the 1999 annual meeting of DFC stockholders;

          E.  Awarding  plaintiff  his  costs  and  disbursements   incurred  in
connection with this action, including reasonable attorneys' and experts' fees; and

          F. Granting such other and further relief, including damages from the individual defendants by reason of the breach of fiduciary duty of loyalty, as the Court may deem just and proper.


                               MORRIS, NICHOLS, ARSHT & TUNNELL



                               --------------------------------
                               Kenneth J. Nachbar
                               William M. Lafferty
                               David J. Teklits
                               1201 N. Market Street
                               Wilmington, Delaware 19801
                               (302) 658-9200
                                  Attorneys for Plaintiff
                                  Paul J. Duggan
OF COUNSEL:
FOLEY & LARDNER
One IBM Plaza
330 North Wabash, Suite 3300
Chicago, Illinois 60611

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                                                             Page 31 of 62 pages


(312) 755-1900

December 30, 1998


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                                                             Page 32 of 62 pages

                                  VERIFICATION

                  I, Paul J. Duggan, being duly sworn, depose and say:

                  1.  I  have  read  the   foregoing   Verified   Complaint  for
Declaratory and Injunctive Relief and am familiar with the contents thereof.

                  2. The allegations of the Verified Complaint for Declaratory and Injunctive Relief are true and correct to the best of my knowledge, information and belief.




                                             /s/ Paul J. Duggan
                                             Paul J. Duggan



SWORN TO AND SUBSCRIBED before
me this ___ day of December, 1998.





-----------------------------
         Notary Public